As filed with the Securities and Exchange Commission on November 29, 1995.

                                         Registration No. 33- _____________
_____________________________________________________________________________
_____________________________________________________________________________

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                                  _____________

                                     FORM S-3
                              REGISTRATION STATEMENT

                                      Under
                           THE SECURITIES ACT OF 1933

                                  _____________

                                  AIRGAS, INC.
              (Exact name of registrant as specified in its charter)

                   Delaware                              56-0732648
       (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)                Identification No.)

                    Five Radnor Corporate Center, Suite 550
                             100 Matsonford Road
                          Radnor, Pennsylvania 19087
                               (610) 687-5253
            (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                                   _____________

                             TODD R. CRAUN, ESQUIRE
                                   AIRGAS, INC.
                       Five Radnor Corporate Center, Suite 550
                               100 Matsonford Road
                           Radnor, Pennsylvania  19087
                                 (610) 687-5253
                Address, including zip code, and telephone number,
                    including area code, of agent for service)

                                   _____________

                                     Copy to:

                              NANCY D. WEISBERG, ESQ.
                            MCCAUSLAND, KEEN & BUCKMAN
                      Five Radnor Corporate Center, Suite 500
                               100 Matsonford Road
                           Radnor, Pennsylvania 19087
______________________________________________________________________________
______________________________________________________________________________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /___/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /___/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /___/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /___/

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                                    _____________


                            CALCULATION OF REGISTRATION FEE

Title of each class               Proposed maximum   Proposed     Amount of
of securities to be  Amount to be offering price     maximum      registration
registered           registered   per share(1)       offering     fee
                                                     price

Common Stock, $.01
par value per share    120,000       $27.688         $3,322,560   $1,146



_____________________

     (1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 based upon the average of the low and high prices of Registrant's Common Stock on November 28, 1995 on the New York Stock Exchange.

PROSPECTUS
__________


                                  AIRGAS, INC.
                                 ____________

                         120,000 Shares of Common Stock



     Up to 120,000 shares (the "Shares") of Airgas, Inc. (the "Company") common stock, par value $.01 per share (the "Common Stock"), may be offered from time to time under this Prospectus by certain stockholders of the Company (the "Selling Stockholders"). The Shares have been or may be issued by the Company to the Selling Stockholders, pursuant to the acquisition of a company of which the Selling Stockholders were stockholders. See "Selling Stockholders."

     The issuance of the Shares by the Company to the Selling Stockholders is not being registered hereunder. Only the resale of the Shares by the Selling Stockholders is covered by this Prospectus. Any such sales may be in one or more transactions to be executed on the New York Stock Exchange, on any other exchange on which the Common Stock may be traded or in the over-the-counter market at prices prevailing at the times of such sales or in private sales at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

     The Common Stock is traded on the New York Stock Exchange. The last reported sale price of the Common Stock, on November 28, 1995, as reported on the New York Stock Exchange, was $27.625 per share.


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.





            The date of this Prospectus is _________, 1995.

                            AVAILABLE INFORMATION
                            _____________________

      Airgas, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company's Common Stock is listed on the New York Stock Exchange and reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus concerning any contract or other document filed with or incorporated by reference in the Registration Statement are not necessarily complete, each statement being qualified in all respects by such reference. For further information regarding the Company and the Common Stock, reference is made to the Registration Statement, including the documents and exhibits filed or incorporated as a part thereof, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part thereof may be obtained from such office upon payment of the fees prescribed by the Commission.

                           INCORPORATION BY REFERENCE
                           __________________________

     The following documents filed by the Company with the Commission (File No. 1-9344) are incorporated herein by reference:


     (1) The Company's annual report on Form 10-K and Form 10-K/A1 for the fiscal year ended March 31, 1995;

     (2)     The Company's Proxy Statement dated July 5, 1995;

     (3) The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995 and September 30, 1995;

     (4)     All other reports filed with the Commission pursuant to
Section 13(a) or 15(d) of the Exchange Act since March 31, 1995; and

     (5) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A effective under Section (12(b) of the Exchange Act on December 19, 1986.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering made herein, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.


The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all information that has been incorporated by reference in this Prospectus (but not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference in the information that this Prospectus incorporates), each such request to be addressed as follows: Todd
R. Craun, Esquire, Airgas Inc., Five Radnor Corporate Center, Suite 550, 100 Matsonford Road, Radnor, Pennsylvania 19087, (610) 687-5253.


                               THE COMPANY
                               ___________

    The Company distributes industrial, medical, and specialty gases and a wide selection of name-brand welding equipment, accessories and industrial protective equipment. The Company is the largest independent industrial gas distributor in the United States. The Company's principal business strategy is to continue to expand its distribution network, through a program of acquiring independent distributors. The Company also manufactures and sells acetylene, nitrous oxide, carbon products and calcium carbide.

                               THE OFFERING
                               ____________

     On December ___, 1995, the Company acquired National Welding Supply Co. ("National") and, as a result, the former shareholders of National received a total of 108,089 shares of the Company's Common Stock. The Selling Stockholders may also receive additional shares (the "Additional Shares") three years after December ___,1995 if the fair market value of the Company's Common Stock on such date is less than the fair market value on December __,1995. The number of Additional Shares to be issued would be based upon the number of Shares held by the Selling Stockholders on the third anniversary date and the difference in the fair market value of the Common Stock on December ___, 1995 and the date three years after December ___, 1995.

     A registration rights and stock price guarantee agreement between the Company and each of the Selling Stockholders provides the Selling Stockholders with certain registration rights. The registration statement of which this Prospectus is a part has been filed by the Company in satisfaction of the Company's obligations to register the Shares for sale by the Selling Stockholders pursuant to the registration rights provided under such agreement.


                                USE OF PROCEEDS
                                _______________

     The Company will receive no proceeds from any sales of the Shares by the Selling Stockholders.

     The Company will pay all fees and expenses incurred by the Company in connection with registering the Shares for sale under the Securities Act.


                              PLAN OF DISTRIBUTION
                              ____________________

     The Company has been advised by the Selling Stockholders that they or, in the event of the death of a Selling Stockholder, the Selling Stockholder's personal representative, may sell all, or a portion or none of the Shares registered for sale by them hereunder from time to time. Upon the transfer of any Shares by a Selling Stockholder by gift or inheritance to certain family members or trusts for the benefit of certain family members, the donee would have the same rights of sale as such Selling Stockholder under this Prospectus. Any such sales may be in one or more transactions to be executed on the New York Stock Exchange, on any other exchange on which the Common Stock may be traded or in the over-the-counter market at prices prevailing at the times of such sales or in private sales at prices related to the prevailing market prices or at negotiated prices. The sales may involve (a) a block transaction in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases as a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases.

     The Selling Stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including without limitation, Rules 10b-3, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholders. Broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the Shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. In the event that a Selling Stockholder engages an underwriter in connection with the sale of Shares, the Selling Stockholder has agreed to file with the Commission, as an exhibit to the registration statement of which this Prospectus is a part, an underwriting agreement, if any, entered into with such underwriter and to disclose any compensation arrangement between the Selling Stockholder and the underwriter in a supplement to this Prospectus or, if required, in a post-effective amendment to the registration statement of which this Prospectus is a part. Any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this Prospectus.


                                SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of December ___, 1995, and as adjusted to reflect the sale of the Shares by the Selling Stockholders. None of the individuals identified below owns more than 1% of the Company's outstanding Common Stock as of the date of this Prospectus. Unless otherwise indicated, the Selling Stockholders listed possess sole voting and investment power with respect to the shares listed.


                        Number of Shares                   Number of Shares
                        Beneficially Owned                 Beneficially Owned
                        Prior to the        Shares Being   After the
Selling Stockholders    Offering(1)         Offered (1)    Offering(1)
____________________    __________________  _____________  ___________________


Daniel C. Parris(2)         86,222             86,222              -0-


Parris Family Trust C,
 Craig W. Parris, Trustee   21,867             21,867              -0-

_________________

     (1) Assumes that the Selling Stockholders sell all of the Shares being offered. Does not include the Additional Shares, if any, that may be issued three years after December ___, 1995.

     (2) Since December ___, 1995, Daniel Parris has served as Director of Professional Development of Airgas, Inc.

     The Company is not able to determine, at this time, the number of Additional Shares, if any, that ultimately will be issued to the Selling Stockholders, since the amounts are based upon future events.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Company's Common Stock is The Bank of New York.


                                 LEGAL MATTERS
                                 _____________


     The validity of the Common Stock offered hereby will be passed upon for the Selling Stockholders by McCausland, Keen & Buckman, Radnor, Pennsylvania. Certain attorneys of McCausland, Keen & Buckman beneficially own, in the aggregate, 27,395 shares of the Company's Common Stock and warrants to purchase 16,220 shares of the Common Stock.


                                    EXPERTS
                                    _______


     The consolidated financial statements and schedules of Airgas, Inc. as of March 31, 1995 and 1994, and for each of the years in the three-year period ended March 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


     Our report refers to the retroactive adoption in 1994 of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes."

No dealer, salesman or other
person has been authorized to
give any information or to
make any representations not
contained in this Prospectus
in connection with the offer
contained herein, and, if
given or made, such information
or representation must not be
relied upon as having been
authorized by the Company or
Selling Stockholder. This
Prospectus does not constitute
an offer to sell, or a
solicitation of an offer to buy                         AIRGAS, INC.
any securities offered hereby                  120,000 Shares of Common Stock
in any jurisdiction to any
person to whom it is not lawful
to make any such offer or
solicitation in such jurisdiction.
Neither the delivery of this
Prospectus nor any sale made
hereunder shall, Common Stock
under any circumstances, create
an implication that there has been
no change in the affairs of the
Company since the date hereof or
that the information contained
herein is correct as of any time
subsequent to its date.

_______________________

TABLE OF CONTENTS

Available Information. . . . 2
Incorporation By Reference . 3                  _____________________________
The Company. . . . . . . . . 3
The Offering . . . . . . . . 4
Use of Proceeds. . . . . . . 4                          PROSPECTUS
Plan of Distribution . . . . 4
Selling Stockholders . . . . 5
Legal Matters. . . . . . . . 6                  _____________________________
Experts. . . . . . . . . . . 6
                                                      _________, 1995

                                   PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered:

          Registration Fee           $ 1,146 *
          NYSE Listing Fee             1,500
          Printing and Engraving       1,000
          Accounting Fees              3,000
          Legal Fees                   6,000
          Miscellaneous                5,000

               Total                 $17,646

     ________________
     *   Actual

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees, and other agents against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except the indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

     The Company's articles of incorporation provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by the Company to the full extent authorized or permitted by Delaware law. The articles also provide that the Company may purchase and maintain insurance and may also create a trust fund, grant a security interest and/or use other means (including establishing letters of credit, surety bonds and other similar arrangements) and may enter into contracts providing for indemnification, to ensure full payment of indemnifiable amounts. The Company has entered into such indemnification agreements with its directors and executive officers.

ITEM 16.  EXHIBITS.


       * 5.  Opinion of McCausland, Keen & Buckman, counsel to the
Company.

       * 23.1  Consent of McCausland, Keen & Buckman (included in Exhibit 5)

         23.2  Consent of KPMG Peat Marwick LLP.

         24.   Power of Attorney (see signature page)

         ___________________________

        * To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     I.     Rule 415 Offering.  The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered pursuant to this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     II.     Filings Incorporating Subsequent Exchange Act Documents by
Reference.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered pursuant to this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     III.     Acceleration of Effectiveness - Indemnification Undertaking.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES
                               __________


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Delaware County, Pennsylvania, on November 29, 1995.

                               AIRGAS, INC.

                               By: /S/Peter McCausland
                                   ---------------------------------------
                                   Peter McCausland, Chairman of the Board
                                   and Chief Executive Officer


                               By: /S/Britton H. Murdoch
                                   ---------------------------------------
                                   Britton H. Murdoch, Vice President/Finance
                                   and Chief Financial Officer


                               By: /S/Jeffrey P. Cornwell
                                   ---------------------------------------
                                   Jeffrey P. Cornwell, Corporate Controller


                                 POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Peter McCausland and Todd R. Craun, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.


/S/Peter McCausland
---------------------------------------
Peter McCausland, Chairman of the Board               Date: November 29, 1995
and Chief Executive Officer


/S/Britton H. Murdoch
---------------------------------------
Britton H. Murdoch, Vice President -                  Date: November 29, 1995
Finance and Chief Financial Officer


/S/Jeffrey P. Cornwell
---------------------------------------
Jeffrey P. Cornwell, Corporate Controller             Date: November 29, 1995

/S/W. Thacher Brown
---------------------------------------
W. Thacher Brown, Director                            Date:  November 29, 1995

/S/Frank B. Foster, III
----------------------------------------
Frank B. Foster, III, Director                        Date:  November 29, 1995

/S/James M. Hoak
----------------------------------------
James M. Hoak, Jr., Director                          Date:  November 29, 1995

/S/John A.H. Shober
----------------------------------------
John A.H. Shober, Director                            Date:  November 29, 1995

/S/Erroll C. Sult
----------------------------------------
Erroll C. Sult, Director                              Date:  November 29, 1995

/S/Robert E. Naylor, Jr.
----------------------------------------
Robert E. Naylor, Jr., Director                       Date:  November 29, 1995

/S/Robert L. Yohe
----------------------------------------
Robert L. Yohe, Director                              Date:  November 29, 1995

/S/Merril L. Stott
----------------------------------------
Merril L. Stott, Director                             Date:  November 29, 1995